Exhibit 10.23

AMENDMENT 2008-1

BECKMAN COULTER, INC.

SAVINGS PLAN

WHEREAS, Beckman Coulter, Inc. (the “Company”), a Delaware corporation, maintains the Beckman Coulter, Inc. Savings Plan (the “Plan”); and

WHEREAS, the Company has the right to amend the Plan in accordance with Section 8.1 of the Plan; and

WHEREAS, the Company desires to amend the Plan to comply with final regulations under Section 415 of the Internal Revenue Code of 1986, as amended, make certain changes in connection with the Pension Protection Act of 2006, and make certain other changes.

NOW, THEREFORE, effective as of January 1, 2008 (except where otherwise noted), the Plan is hereby amended as follows:

1. The definition of “Participating Affiliate” in Section 1.2 of the Plan is amended to read as follows:

“‘Participating Affiliate’ shall mean any Related Company (i) which, with the approval of the Board, the Corporate Benefits Committee or the Committee, elects to participate in the Plan, or (ii) for which participation in the Plan is provided in connection with the Related Company’s acquisition by the Company or another Related Company. By participating in the Plan, a Participating Affiliate agrees to be bound by any Plan or Trust amendment or resolution of the Board, by the written instrument of any person to whom the Board has delegated its authority to adopt the amendment or by any other method of amendment permitted under the Plan. If a Participating Affiliate ceases to be a Related Company, except by merger with its parent, the employment of each Employee of the Participating Affiliate shall be deemed to have terminated for purposes of the Plan, except to any extent any such Employee is required by law to continue to be treated under the Plan as an Employee of the Company. Any Related Company domiciled outside the United States, including any Related Company domiciled in Puerto Rico, cannot elect to become a Participating Affiliate.”

2. The definition of “Plan Compensation” in Section 1.2 of the Plan is amended to read as follows:

“‘Plan Compensation’ shall mean compensation paid during the Plan Year and includes the following: regular earnings, overtime, sick pay, shift differential, shift premium, vacation pay, differential military pay, Variable Pay, call-in pay, patent payments and holiday pay. Plan Compensation also includes any amounts contributed to a plan qualifying under Sections 401(k), 132(f) or 125 of the Code as salary reduction contributions and any variable compensation paid according to a formal program or programs officially adopted by the Company on or after January 1, 1995. Plan Compensation also includes compensation as described above that is paid following a Severance from Service but only if such compensation both: (i) would otherwise have been payable while the Participant was still an Employee, and (ii) is actually paid pursuant to the Company’s regular payroll during a payroll date that occurs on or before the last day of the month following the month in which such Severance from Service occurred. Any other form of compensation is excluded from Plan Compensation, including but not limited to the following: prizes, awards, housing allowances, stock option exercises, stock appreciation rights, restricted stock exercises, performance awards, auto allowances, loss of use of company car, tuition reimbursement, article payments, tax reimbursement, Christmas gift, special awards, non-recurring bonuses, move-related payments, forms of imputed income, and Share Value Plan payments. Plan Compensation shall not include any amounts deferred under the Company’s non-qualified deferred compensation programs, provided that for contributions made for Plan Years commencing on or after January 1, 2001 (but not for previous Plan Years), Plan Compensation shall include the amounts described in this subsection prior to deferral under the Company’s Executive Deferred Compensation Plan and Executive Restoration Plan. Plan Compensation shall also not include any amounts paid to an Employee prior to the date on which he or she became a Participant. Notwithstanding the foregoing, the maximum amount of an Employee’s Plan Compensation which shall be taken into account under the Plan for any Plan Year (the “Maximum Compensation Limitation”) shall be $150,000 adjusted at the same time and in the same manner as under Sections 401(a)(17) and 415(d) of the Code. For any Plan Year of fewer than twelve months, the Maximum Compensation Limitation shall be reduced to the amount obtained by multiplying such limitation by a fraction having a numerator equal to the number of months in the Plan Year and a denominator equal to twelve. Effective for Plan Years beginning on or after January 1, 2002, the Maximum Compensation Limitation shall not exceed $200,000, as adjusted for cost of living increases in accordance with Section 401(a)(17)(B) of the Code.

3. Effective as of January 1, 2007, the first sentence of Section 3.9 of the Plan is amended to read as follows:

“The Committee shall at least quarterly notify each Participant with respect to the status of such Participant’s Accounts as of such date.”

4. Section 5.2(c) of the Plan is amended to read as follows:

“(c) Forfeiture and Reinstatement. If a Post-2006 Participant terminates employment with the Company before completing a three-year Period of Service, such Participant’s Company Matching Account shall be forfeited upon the earlier to occur of (1) the Participant receiving a distribution of all of his or her vested Accounts or (2) the completion of an uninterrupted six-year Period of Severance. Any such forfeiture shall reduce the Company’s Company Matching Contribution for the year in which such forfeiture occurs. If a former Participant who suffered a forfeiture of his Company Matching Account is re-employed as an Employee of the Company before incurring an uninterrupted six-year Period of Severance and repays to the Plan all money distributed from his Accounts prior to sixty months after such reemployment, any amount so forfeited (unadjusted for any increase or decrease in the value of Trust assets subsequent to the date on which the forfeiture occurred) shall be reinstated to the Participant’s Company Matching Account within a reasonable time after such repayment. Such reinstatement shall be made from forfeitures of Participants occurring during the Plan Year in which such reinstatement occurs; provided, however, if such forfeitures are not sufficient to provide such reinstatement, the reinstatement shall be made from the current year’s contribution by the Company to the Plan. Such reinstatement shall initially be invested in the T. Rowe Price Retirement Fund that corresponds to an assumed retirement age of 65 (or the successor to such Investment Fund).”

5. Section 6.4(a) of the Plan is amended to read as follows:

“(a) Subject to the approval of the Committee and guidelines promulgated by the Committee, withdrawals may be permitted to meet a financial hardship resulting from:

(1) Uninsured medical expenses incurred by the Participant, or the Participant’s spouse or dependent (for this purpose, as defined in Section 152 of the Code, but without regard to subsections (b)(1), (b)(2) and (d(1)(B) thereof), or necessary for these persons to obtain such medical care, provided that, for purposes of Section 213(a) of the Code and this clause (1), a primary Beneficiary of the Participant (as described in Q&A-5 of Notice 2007-7) shall be treated the same as the Participant’s spouse or a dependent;

(2) The purchase (excluding mortgage payments) of a principal residence of the Participant;

(3) The payment of tuition and related educational fees, and room and board expenses, for the next twelve months of post secondary education for the Participant, or the Participant’s spouse, children or dependents (as defined in Section 152 of the Code, but without regard to subsections (b)(1), (b)(2) and (d(1)(B) thereof) or a primary Beneficiary of the Participant (as described in Q&A-5 of Notice 2007-7);

(4) The prevention of eviction of the Participant from his principal residence, or foreclosure on the mortgage of the Participant’s principal residence;

(5) Payments for burial or funeral expenses for the employee’s deceased parent, spouse, children or dependents (as defined in Section 152 of the Code, but without regard to subsection (d)(1)(B) thereof) or a primary Beneficiary of the Participant (as described in Q&A-5 of Notice 2007-7);

(6) Expenses for the repair of damage to the employee’s principal residence that would qualify for the casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income); and

(7) Any other event described in Treasury Regulations or rulings as an allowable “safe harbor” hardship distribution and approved by the Committee as a reason for permitting distribution under this section.

The Committee shall determine, in a non discriminatory manner, whether a Participant has a financial hardship. A distribution may be made under this Section only if such distribution does not exceed the amount required to meet the immediate financial need created by the hardship and is not reasonably available from other resources of the Participant. The amount of the withdrawal may be increased by 10% to 30% to cover taxes on the withdrawal.”

6. Section 6.4(c) of the Plan is amended to add the following at the end thereof:

“With respect to a Participant whose suspension period for making Before-Tax Savings Contributions or After-Tax Savings Contributions as described above ends after December 31, 2007 (other than a Participant described in Appendix H), Before-Tax Savings Contributions and/or After-Tax Savings Contributions, as applicable, will automatically recommence at the end of such suspension period (in amounts equal to the Participant’s elections in effect at the time of such suspension), and will be invested in accordance with the Participant’s investment directions in effect at the time of such suspension, unless the Participant affirmatively elects otherwise.”

7. Effective as of January 1, 2007, Section 6.7(a)(3) of the Plan is amended to read as follows:

“(3) If the nonforfeitable balance exceeds $1,000, and the Participant’s Beneficiary is the Participant’s spouse, the Beneficiary may defer payment of the nonforfeitable balance of the Participant’s Accounts until the earlier of (i) the year in which the Participant would have turned age 70- 1/2, or (ii) the year in which the Participant’s spouse turns age 70- 1/2.”

8. Section 6.12(f)(2) of the Plan is amended to add the following at the end thereof:

“For distributions made after December 31, 2007, in the case of an Eligible Rollover Distribution to a Beneficiary other than the Participant’s surviving spouse or the Participant’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity that will be treated as an inherited individual retirement account or annuity under Section 402(c)(11) of the Code, and such an individual shall be treated as a “Distributee” for purposes of this Section 6.12. In addition, with respect to Eligible Rollover Distributions made after December 31, 2007, an Eligible Retirement Plan shall also include a Roth IRA as described in Section 408A of the Code, provided that the Distributee is not restricted from making such a rollover from this Plan to a Roth IRA pursuant to Section 408A(c) of the Code.”

9. The definition of “Section 415 Compensation” in Section 1 of Appendix A to the Plan is amended to read as follows:

“‘Section 415 Compensation’ shall mean a Participant’s earned income, wages, salaries, and fees for professional services, and other amounts received for personal services actually rendered in the course of employment with an employer maintaining a plan (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses, and (for Plan Years beginning after December 31, 1997) deferrals described in Code Section 415(c)(3)(D)), and excluding the following:

(a) Company contributions to a plan of deferred compensation (other than elective contributions described in Sections 402(e)(3), 408(k)(6), 408(p)(2)(A)(i) or 457(b) of the Code), including a simplified employee pension plan described in Section 408(k) of the Code or a simple retirement account described in Section 408(p) of the Code, that are not included in the Employee’s gross income for the taxable year in which contributed, or any distributions from such a plan of deferred compensation;

(b) Amounts realized from the exercise of a non-statutory stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(c) Amounts realized from the sale, exchange or other disposition of stock acquired under a statutory stock option;

(d) Other amounts that received special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee and are not salary reduction amounts as described in Section 125 of the Code);

(e) Any other items of remuneration that are similar to any of the items listed in paragraphs (a) through (d) above; and

(f) Any amounts paid following a Separation from Service, except amounts paid or includible in gross income by the later of 2- 1/2 months after a Separation from Service or the end of the Plan Year that includes the Separation from Service shall be included if, absent the Separation from Service, such compensation would have been paid to the Participant while the Participant continued in employment with the Company, and such payments represent regular compensation for services during the Participant’s regular working hours (or compensation for services outside the Participant’s regular working hours, such as overtime or shift differential), commissions, bonuses or similar compensation.”

10. Section 2(b) of Appendix A to the Plan is amended to read as follows:

“(b) If any Related Company contributes amounts, on behalf of Participants covered by the Plan, to other Defined Contribution Plans, the limitation on Annual Additions provided in Section 4.1 of the Plan shall be applied to Annual Additions in the aggregate to the Plan and such other plans. Reduction of Annual Additions, where required, shall be accomplished by first refunding any After Tax Savings Contributions to Participants, then by reducing other contributions under this Plan pursuant to the priorities set forth in subsection (a), above, and then, if necessary, by reducing contributions under such other plans pursuant to the directions of the Fiduciary for administration of such other plans or under priorities, if any, established by the terms of such other plans.”

11. Section 2(d) of Appendix A to the Plan is deleted.

12. Effective as of the date of implementation in 2008 determined by the Plan’s recordkeeper (but in no event after October 1, 2008), the first sentence of Section H.3 of Appendix H to the Plan is amended to read as follows:

“A Puerto Rico Participant may not elect a salary reduction agreement pursuant to Article III of the Plan in excess of $8,000 (or such other limitation as determined from time to time by the Puerto Rico Department of the Treasury).”

IN WITNESS WHEREOF, this Amendment 2008-1 is hereby adopted this 19th day of December, 2008.

BECKMAN COULTER, INC.

By	/s/ James Robert Hurley
James Robert Hurley

Its	Senior Vice President, Human Resources